Exhibit 21
LIST OF SUBSIDIARIES
1945 The Exchange, LLC
Abrams Construction, Inc.
Abrams Power, Inc.
Abrams Properties, Inc.
Abrams-Columbus Limited Partnership
Abrams Orange Park, LLC
AFC Real Estate, Inc.
AI North Fort Myers, LLC
Atlantic Lighting & Supply Co., LLC
Benncoff, LLC
Chipjax, LLC
Merchants Crossing of North Fort Myers, Inc.
Merchants Crossing, Inc.
Newnan Office Plaza, LLC
Servidyne Systems, LLC
Stewartsboro Crossing, LLC
The Wheatstone Energy Group, LLC